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                                                                   Exhibit 10.22

                     DEVELOPMENT AND DISTRIBUTION AGREEMENT
                     --------------------------------------

This DEVELOPMENT AND DISTRIBUTION AGREEMENT is entered into as of March 29, 2001 (the "Effective Date") between ORTHOVITA, INC., a Pennsylvania corporation with offices at 45 Great Valley Parkway, Malvern, PA 19355, United States of America ("OV"), and Japan Medical Dynamic Marketing, Inc., a Japanese corporation with offices located at 12 Ichigayadaimachi, Shinjuku-Ku, Tokyo, Japan ("MDM").

                              W I T N E S S E T H:

     WHEREAS, MDM has clinical development, sales, marketing and distribution capabilities in the medical devices industry in the TERRITORY;

     WHEREAS, OV develops, manufactures and markets biomaterials-based products with orthopaedic applications;

     WHEREAS, MDM is willing to promptly commence best efforts to obtain, as soon as practical, the IMPORT LICENSE and PRODUCT APPROVALS for the PRODUCT; and

     WHEREAS, upon receipt of the IMPORT LICENSE and PRODUCT APPROVALS in the TERRITORY pursuant to the terms of this AGREEMENT, OV desires to grant MDM certain rights to market, sell, service and distribute the PRODUCT, and MDM desires to actively promote the marketing, sale, service and distribution of the PRODUCT in the TERRITORY;

     NOW THEREFORE, in consideration of the above, the parties, intending to be legally bound, hereby agree to the terms and conditions as set forward in this AGREEMENT as follows:

1.   DEFINITIONS:
     ------------

The following terms shall have the following meanings:

A: AGREEMENT: Shall mean this document and any appendix, annex, exhibit, attachment, schedule, addendum or written modification signed by both parties hereto.

B: CLINICAL STUDIES: Shall mean all clinical trials and studies that may be necessary or advisable in order to obtain PRODUCT APPROVALS in the TERRITORY.

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C. DISTRIBUTION TERM: Shall have the meaning set forth in Section 5 of this
AGREEMENT.

D. DM APPROVAL: Shall mean a Drug Manufacture Approval, or Shonin, issued by the MHW for the PRODUCT.

E. IMPORT LICENSE: Shall mean the permission issued by the MHW to import the PRODUCT at a specific business office in the TERRITORY.

F: KNOW-HOW: Shall mean all scientific and technical data, instructions, processes, formulae, specifications, ingredient sources, manufacturing procedures, methods and other information relating to the design, composition, formulation, pre-clinical evaluation, clinical evaluation, manufacture, use, sale, packaging, formulation or administration of the PRODUCT, including, but not limited to regulatory applications, pharmacological, toxicological, analytical, clinical data, specifications and manufacturing master files and/or health registration dossiers and any other pre-market application or registration, owned or controlled at any time during the term of this AGREEMENT by either party.

G: MHW: Shall mean the Ministry of Health, Labor and Welfare of Japan.

H: NHI PRICE: Shall mean the price for the PRODUCT approved by the MHW in accordance with The National Health Insurance Reimbursement System in Japan.

I: PRODUCT APPROVAL DATE: Shall mean the date on which MDM secures the last of the PRODUCT APPROVALS on behalf of OV in accordance with Section 2.

J: PRODUCT APPROVALS: Shall mean all government and regulatory approvals (including without limitation NHI Price listing in Japan, the DM APPROVAL and any other clearance from the MHW) necessary to sell and distribute the PRODUCT in the TERRITORY, other than the IMPORT LICENSE.

K: PRODUCT: Shall mean the VITOSS Scaffold product for use in long-bone, pelvis and spine.

L: REGULATORY FILINGS: Shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to obtain any PRODUCT APPROVAL in the TERRITORY.

M: TERRITORY: Shall mean the country of Japan.

2.   CLINICAL DEVELOPMENT; PRODUCT APPROVALS:
     ----------------------------------------

A: Within 30 days after the Effective Date, MDM and OV shall mutually develop a plan for making the REGULATORY FILINGS and obtaining PRODUCT APPROVALS and IMPORT LICENSE in accordance with the time frame set forth in Section 2C.

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Thereafter, MDM and OV shall meet periodically, but at least quarterly, to review and update the plan, and for MDM to present to OV the progress made against the plan. Each such plan shall detail the steps and plans necessary to make the REGULATORY FILINGS and obtain the PRODUCT APPROVALS, including but not limited to details of any clinical studies, clinical plans, protocols, patient selection, clinical trial sites, reporting adverse reactions and the schedule for REGULATORY FILINGS. MDM shall use best efforts to perform its obligations under the plan. MDM shall promptly provide OV with copies of all relevant information (including an English translation thereof) pertaining to MDM's development activities under this AGREEMENT including, but not limited to, data on CLINICAL STUDIES, REGULATORY FILINGS in original form (including backup documentation) submitted to the MHW and any other governmental authorities, adverse reactions, field correction reports and any other data relevant to the PRODUCTS. MDM shall allow an OV representative to attend the clinical investigators' meetings and OV shall accompany MDM staff on clinical and regulatory visits as required.

B: OV and MDM shall jointly develop the protocol for any CLINICAL STUDIES, and each party shall have the right to review and comment on strategies and protocols of the CLINICAL STUDIES. MDM shall conduct and administer the CLINICAL STUDIES in accordance with the protocol agreed upon by the parties. Unless the MHW has notified MDM in writing that it will not require clinical studies in order to issue the PRODUCT APPROVALS, MDM shall, within 120 days following the Effective Date, commence CLINICAL STUDIES for the PRODUCT in the TERRITORY.

C: On or before the one year anniversary of the Effective Date (the "Filing Deadline"), MDM shall have filed all REGULATORY FILINGS with the appropriate regulatory authorities; provided, however, that if MDM is unable to file the REGULATORY FILINGS by the Filing Deadline due to unforeseen regulatory problems outside of MDM's control, including any unforeseen and unusual requirements imposed by the MHW, such Filing Deadline may, upon the request of MDM, be extended once by an additional six month period upon OV's written approval, such approval not to be unreasonably withheld. After the REGULATORY FILINGS have been made, MDM shall use best efforts at its expense to pursue PRODUCT APPROVALS and the highest possible NHI PRICE for the PRODUCT, and obtain the IMPORT LICENSE. All REGULATORY FILINGS and PRODUCT APPROVALS shall be filed in the name of and owned by OV. All CLINICAL STUDIES applications shall be filed in the name of OV; provided that such applications shall be filed jointly in the names of OV and MDM if applicable law so requires. The parties acknowledge and agree that OV shall retain ownership of the PRODUCT APPROVALS and any licenses or other rights granted in connection therewith (other than the IMPORT LICENSE). MDM shall supply OV with copies of the following (including, in each case, an English translation thereof): (i) all PRODUCT APPROVALS, reports of adverse reactions, field correction reports and other documentation submitted or required to be submitted to the MHW or any other governmental authorities with respect to the PRODUCT pursuant to applicable regulatory standards; and (ii) the IMPORT LICENSE.

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D: MDM shall be responsible for all costs, fees and expenses relating to the development of the PRODUCT in the TERRITORY, including but not limited to REGULATORY FILINGS, CLINICAL STUDIES and expenses incurred in maintaining contracts with clinical research organizations.

E: Notwithstanding any provision contained in this Section 2 to contrary, in the event that the MHW determines that no CLINICAL STUDIES are necessary to obtain PRODUCT APPROVALS, the parties hereto agree to negotiate in good faith amendments to the terms in this Section 2 relating to the time frame under which MDM shall secure the PRODUCT APPROVALS, the milestone payments in Section 3 and the pricing in Appendix A.

F: MDM shall take all necessary and reasonably required actions to maintain the validity of the PRODUCT APPROVALS, the IMPORT LICENSE and the highest possible NHI PRICE for the PRODUCT.

3. MILESTONE PAYMENTS: In consideration of OV entering into this AGREEMENT, and
   -------------------
OV's assistance to MDM to achieve certain milestones relating to the PRODUCT, MDM shall pay to OV the following amounts in immediately available funds:

A: The sum of One Hundred Fifty Thousand Dollars ($150,000), due on the date upon which PRODUCT is first used in CLINICAL STUDIES in the TERRITORY.

B: The sum of One Hundred Fifty Thousand Dollars ($150,000), due on the PRODUCT APPROVAL DATE.

4.   INVENTIONS:
     -----------

     A: Title to any inventions or discoveries made by MDM, its employees or agents without inventive contribution of OV, its employees or agents, based on any of MDM's KNOW-HOW developed during MDM's performance under this AGREEMENT ("MDM Inventions") shall belong to MDM. MDM may file patent applications at its own expense for MDM Inventions and shall keep OV fully and promptly informed as to MDM Inventions and the filing, prosecution and maintenance of such patent application(s) and patent(s). If MDM does not elect to file, prosecute or maintain any patent application(s) or patent(s) on MDM Inventions after being reduced to practice, MDM shall so notify OV and OV shall, in its sole discretion, have the right to require that MDM file, prosecute or maintain at OV's expense on a country by country basis such patent application(s) or patent(s) on MDM Inventions. MDM will cooperate in a timely manner with OV to prepare, review and execute all such patent applications and further papers as may be necessary to enable the parties to protect MDM Inventions by patent. MDM hereby grants to OV an exclusive license of any and all rights in the MDM Inventions for use outside the TERRITORY. MDM shall not sell, transfer or otherwise dispose of (a "Transfer") any of its rights in and to the MDM Inventions to a party other than OV except in compliance with the following terms:

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          (i) If MDM proposes to enter into an agreement to Transfer any rights
MDM has to the MDM Inventions (the "Offered Rights") to a third party (the "Proposed Transferee"), MDM shall submit a written offer (the "Offer") to Transfer the Offered Rights to OV on terms and conditions, including price, not less favorable to OV than those on which MDM proposes to Transfer such Offered Rights to the Proposed Transferee. If the purchase price to be paid by the Proposed Transferee is to be payable in property other than in cash, OV shall have the right to pay the purchase price in the form of cash in an amount equal to the fair market value (as determined in good faith by the OV's Board of Directors) of such non-cash property. In the event of any dispute between MDM and OV regarding the determination of the fair market value of non-cash property, the parties shall engage a mutually acceptable consulting or investment banking firm to prepare an independent appraisal of the fair market value of such property, which appraisal shall be binding. The expense of any appraisal by such a consulting or investment banking firm shall be borne equally by OV and MDM.

          (ii) The Offer shall disclose the identity and address of the Proposed Transferee, a description of the Offered Rights proposed to be Transferred, the terms and conditions, including price, of the proposed Transfer and any other material facts relating to the proposed Transfer. OV shall have the right to acquire all or part of the Offered Rights pursuant to this Section. OV shall have the right to exercise the right of first refusal granted herein by giving MDM written notice of such election within twenty (20) days after receipt of the Offer.

          (iii) In the event that OV does not exercise its right of first refusal, the Offered Rights not so acquired may be Transferred by MDM at any time within 90 days after the expiration of the Offer. Any such Transfer shall be to the same Proposed Transferee identified to OV, at not less than the price set forth in the Offer and upon other terms and conditions, if any, not more favorable than those specified in the Offer.

          (iv) In the event that the Offered Rights are Transferred to a Proposed Transferee in accordance with this Section, such rights shall no longer be subject to the restrictions imposed by this Section.

B: Title to any inventions or discoveries (i) made jointly by employees or agents of MDM and OV or (ii) made by OV employees or agents without inventive contribution by MDM employees or agents and based upon MDM's KNOW-HOW (other than any such KNOW-HOW which is in the public domain through no fault of OV) and, in either case, conceived or first reduced to practice under this AGREEMENT (hereinafter, "Joint Inventions") shall belong to MDM and OV jointly, i.e. each shall own an undivided one-half interest therein. MDM and OV shall keep each other fully and promptly informed as to such Joint Inventions. After Joint Inventions are reduced to practice, OV shall have primary responsibility for filing, prosecuting and maintaining any U.S. patent application(s) or patent(s) and foreign counterpart thereof for Joint Inventions, but shall consult with MDM. The expenses for Joint Inventions shall be borne equally by OV and MDM, but either may, by giving timely notice to the other, withdraw from further

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participation in the filing, prosecution and/or maintenance of any such patent application(s) or patent(s) and shall not be liable for any expenses incurred after written notice is given. If either party does not elect to file, prosecute or maintain any such patent application(s) or patent(s) in a country or countries, or after electing to participate in the filing, prosecution and/or maintenance on such Joint Inventions in a country or countries, does not pay its share of the expenses within one hundred twenty (120) days of written notification of expenses being due, the other party, in its sole discretion, shall have the right to file, prosecute or maintain at its expense on a country by country basis each such patent application(s) and patent(s).

C: MDM and OV will cooperate in a timely manner to prepare, review and execute patent applications and all such further papers as may be necessary to enable the parties to protect Joint Inventions by patent in any and all countries and to vest title to said patent application(s) and patent(s) and assist in patent office proceedings.

D: The provisions of this Section 4 shall survive the expiration or sooner termination of the TERM of this AGREEMENT.

5.   APPOINTMENT AS DISTRIBUTOR:
     ---------------------------

A: Subject to the terms and conditions of this AGREEMENT, effective upon the PRODUCT APPROVAL DATE, OV appoints MDM as its independent distributor of the PRODUCT in the TERRITORY for the 10 year period immediately following the PRODUCT APPROVAL DATE (the "DISTRIBUTION TERM"), which appointment shall be exclusive except as otherwise provided in this AGREEMENT. MDM hereby accepts such appointment and agrees to use best efforts to market, sell, service and distribute the PRODUCT for use in accordance with the PRODUCT's instruction for use and perform any other duties, as may be reasonably necessary to OV.

B: MDM shall limit its marketing, service and other activities with respect to the PRODUCT to customers located in the TERRITORY and shall refrain from any or all above-mentioned activities and any active sales outside of the TERRITORY. During the DISTRIBUTION TERM, MDM shall represent itself in all its communications with its customers and the public as the exclusive distributor of the PRODUCT in the TERRITORY. MDM shall not distribute and/or sell the PRODUCT to customers having their place of business outside of the TERRITORY. MDM shall refer all inquiries from anyone residing outside the TERRITORY to OV.

C: MDM represents and warrants to OV that, as of the Effective Date and as of the date of its appointment as a distributor hereunder, it does not sell, offer for sale or act as sales agent, distributor or the same for the solicitation of orders for any products that are competitive with any of the PRODUCTS within the scope of this AGREEMENT. Unless specifically authorized by OV in writing, during the term of this AGREEMENT, MDM shall not conduct CLINICAL STUDIES, develop, market, distribute, promote, sell, offer for sale or act as sales agent, distributor or the same for the solicitation of orders for any products that are competitive with any of the PRODUCTS within the scope of this

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AGREEMENT. MDM shall not manufacture products that are similar in function or design to the PRODUCT.

D: OV will not, during the term of this AGREEMENT, sell the PRODUCTS to any person, firm, corporation or client in the TERRITORY other than MDM.

6.   TERMS AND CONDITIONS OF SALE:
     -----------------------------

A: The price and conditions for the PRODUCT, charged by OV to MDM, shall be according to the price list as set forth in Appendix A. MDM shall be free to set the sales price to its customers for the PRODUCTS.

B: MDM shall make payments to OV for the PRODUCT on the terms set forth in Appendix B (Conditions of Sale) attached hereto and further in accordance with the specifications in the price list issued by OV, if any. All payments shall be made in US dollars.

C: OV shall have the right to change, at any time: (i) the price list set forth in Appendix A in order to make adjustments for inflation; and/or (ii) the conditions of sale set forth in Appendix B. Such change to the price list attached hereto as Appendix A shall become effective upon not less than sixty
(60) days written notice to MDM. In such event, OV shall provide MDM with a new price list as promptly as practicable stating the new prices for the PRODUCT, and the date when such prices become effective. If OV modifies, at its sole discretion, its conditions of sale, OV will at all times give written notice to MDM of such changes.

D: MDM shall promptly advise OV of the NHI PRICE for the PRODUCT once it is established. In case of a change in the NHI PRICE for the PRODUCT, MDM shall advise OV of such change promptly after publication thereof.

7.   SHIPMENT OF PRODUCTS:
     ---------------------

A: Prior to the PRODUCT APPROVAL DATE, upon the reasonable request of OV, MDM shall provide to OV estimates of potential PRODUCT sales in the TERRITORY. MDM shall submit to OV a five-quarter rolling forecast of its PRODUCT needs within thirty (30) days following the PRODUCT APPROVAL DATE and thereafter shall update such rolling forecast on a quarterly basis. OV shall use its reasonable efforts to provide a timely supply of PRODUCT to MDM provided MDM's requests for PRODUCT are within its forecasted requirements submitted to OV in accordance with this
Section 7A.

B: Binding orders for the desired quantity of PRODUCT shall be placed by MDM via facsimile or electronic transmission to OV not less than sixty (60) days prior to the desired date of shipment. All purchase orders shall state the required delivery time. By placing such order, MDM confirms its agreement and acceptance of all terms and conditions as specified in this AGREEMENT or referred to herein. A purchase order

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shall not be binding on OV until accepted by a written confirmation by OV or by delivery of the PRODUCTS.

C: PRODUCT to be supplied hereunder shall conform to the specifications to be agreed upon separately by the parties hereto and to be set forth in Appendix C to be added hereto by amendment to this Agreement (hereinafter, the "Specifications"), and shall conform to regulations promulgated by the MHW and any other applicable Japanese health authority.

     Upon receipt of each shipment of PRODUCT, MDM shall promptly make or have made quality and quantity inspection thereof, including official control tests by governmental authorities if so stipulated by laws or regulations. MDM shall advise OV in writing of the inspection requirements and regulations applicable to the PRODUCT and the parties shall then agree upon a reasonable time frame for completion of inspection by MDM. MDM shall complete its inspection within such time frame and shall inform OV in writing, within seven (7) days of the completion of such inspection, if it wishes to reject any shipment for failure of such shipment to meet the Specifications or for quantity shortfalls, setting forth the details of the nonconformance. Each delivery of PRODUCT shall be deemed accepted by MDM upon expiration of the prescribed seven (7) day period or the time frame for inspection, whichever occurs first, unless written notification of nonconformance is received by OV prior thereto. OV shall notify MDM within seven (7) days after receipt of MDM's claim of nonconformance if OV disagrees with the alleged nonconformity. If OV gives notice of said disagreement, an independent laboratory, mutually agreed upon by the parties, shall analyze a sample, to be furnished by MDM from the identical batch of allegedly nonconforming PRODUCT, using quality testing procedures agreed upon in the Specifications, and both parties shall be bound by such laboratory's results of such analysis. In the event that a competent laboratory is not available, the parties shall negotiate an alternative solution. The cost incurred by the laboratory shall be borne by MDM unless the report of the independent laboratory confirms nonconformity to the Specifications, in which event such cost shall be borne by OV. OV undertakes to promptly replace free of charge, or at MDM's option grant credit for the purchase price of, any PRODUCT which does not meet the Specifications.

D: PRODUCT shall be distributed and sold by MDM only in original packaging and with labeling as provided or approved in writing by OV and shall bear the MDM Product Trademark as licensed to MDM pursuant to Section 13 hereto; provided, however, that the PRODUCT labeling, packaging and product inserts for use in the TERRITORY shall be developed in consultation with MDM and in accordance with regulations promulgated by the MHW and/or any other applicable governmental health authorities. Except as expressly set forth in this Section 7D, PRODUCT components shall not be mixed, repackaged, sold separately, sold or offered in any form by MDM other than that provided by OV. Notwithstanding the foregoing, MDM shall supply and affix to the PRODUCT labeling in the Japanese language as required by the MHW and/or any other applicable governmental health authorities.

E: MDM shall make reasonable efforts to comply with proper trademark usage to prevent dilution of the trademark rights secured by OV. Consistent with the foregoing,

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OV shall have the right to approve MDM advertising and manner of trademark usage with respect to the MDM Product Trademark. In order to assure quality control, MDM shall use the MDM Product Trademark only on PRODUCT supplied under this AGREEMENT by OV. MDM acknowledges that the MDM Product Trademark is the sole property of OV, use by MDM of the MDM Product Trademark inures to the benefit of OV, and MDM obtains no rights in the MDM Product Trademark other than those licensed hereunder.

F: Prior to their use, MDM will provide to OV copies of all PRODUCT advertising and promotional literature, brochures, folders and catalogs printed in the language of the TERRITORY (if necessary in case English cannot be used as a consequence of law), as well as videos, photographs, slides and lithographs for the purpose of the promotion of the name ORTHOVITA and the PRODUCT (collectively, the "Marketing Materials"), for OV's approval, which approval will not be unreasonably withheld. All copies of Marketing Materials furnished by MDM to OV shall be accompanied by a written English translation for OV's approval process. Such Marketing Materials shall be deemed approved by OV upon the expiration of fourteen (14) days after receipt by OV of the same unless any comment of OV is received by MDM prior thereto. MDM shall not use any Marketing Materials that have not been approved by OV.

G: On or before the 45th day following the last day of each calendar quarter during the DISTRIBUTION TERM, MDM shall furnish to OV a statement specifying the quantities of PRODUCT sold or otherwise disposed of during such quarter and the inventory of PRODUCT on hand at the end of such quarter.

H: Notwithstanding any references made in orders, invoices or the like to any other standard terms, each and every sale and delivery of the PRODUCT by OV to MDM shall exclusively be subject to the Conditions of Sale, attached hereto as Appendix B, as such Appendix may be amended from time to time in accordance with
Section 6C above.

I: All orders shall be shipped ex warehouse in Malvern, Pennsylvania, USA, and all costs for packing and transport duties associated with the delivery of the PRODUCT (including, without limitation, insurance costs) are to be paid by MDM. Import and customs duties, VAT, consumption tax, goods and services taxes and all other duties, levies, imposts or taxes are to be taken care of by MDM.

J: Notwithstanding delivery, title and ownership of the PRODUCT shall pass to MDM upon receipt and inspection of the PRODUCTS. Risk of damage and/or loss pass to MDM ex warehouse.

8.   DUTIES OF MDM:
     --------------

A: MDM shall maintain all and any licenses, permits, etc. required by law or any other regulation to operate its business, import and sell the PRODUCTS in the TERRITORY and otherwise perform under this AGREEMENT.

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B: MDM shall comply with and advise OV on all laws, rules and regulations regarding the import, sale, marketing and distribution of the PRODUCT in the TERRITORY, including, without limitation, health, safety and environmental standards, all instructions, warnings and labels, and proprietary rights and other similar matters. MDM shall comply with all actions reasonably requested by OV to protect OV's patents and proprietary rights in the PRODUCT. MDM shall be responsible for timely and diligently procuring: (i) any other registration and clearance for the PRODUCT required by the government in the TERRITORY; and (ii) any approval from the appropriate governmental agency in the TERRITORY for reimbursement of patients for the PRODUCTS, such reimbursement approval to be satisfactory to OV; in any such event, the registration, clearance and/or reimbursement approval shall be for the mutual benefit of both parties; provided, however, that the DM APPROVAL shall be for the benefit and held in the name of OV. OV shall cooperate with MDM with respect to such requirements. MDM shall be responsible for determining whether the PRODUCT is subject to any import quotas, import tariffs and other import restrictions and shall advise OV on the same.

C: MDM shall use its best efforts to actively promote the marketing, sale, after sales service and distribution and the use of the PRODUCT, in accordance with the PRODUCT's instruction for use, by all potential and existing customers within the TERRITORY, and shall maintain at all times 150 sales representatives devoted on a full-time basis to the sale and promotion of the PRODUCT to orthopaedic surgeons in the TERRITORY. MDM shall advertise and promote the PRODUCT within the TERRITORY and shall use its best efforts to achieve maximum awareness, distribution and service support and market penetration of the PRODUCT in the TERRITORY. All expenses concerning the facilities, operations and personnel, as may be required to carry out MDM's obligations under the AGREEMENT, shall be the responsibility of MDM, and MDM agrees that it shall incur no expense chargeable to OV except as may be specifically authorized in advance in writing in each case separately by OV.

D: MDM shall, at its expense, prepare the Marketing Materials, all in accordance with the PRODUCT APPROVALS and applicable law.

E: MDM shall maintain sufficient stock inventory of the PRODUCT to ensure reasonable delivery service to its customers. The amount and nature of the inventory shall be determined as part of the Joint Marketing Plan as defined in
Section 10 below and as referred to in this AGREEMENT. An initial stock-order to be agreed upon between both parties will be ordered by MDM upon the PRODUCT APPROVAL DATE.

F: MDM shall ensure the storage of the PRODUCT according to the instructions given by OV and specified in Appendix D and according to the regulatory requirements applicable, also including the administration necessary for tracing by lot all PRODUCT sold and/or in stock in the TERRITORY.

G: Following the PRODUCT APPROVAL DATE, MDM shall agree to maintain at least minimum purchase quantities of the PRODUCTS as set forth in the Joint Marketing Plan. Failure to purchase the minimum purchase quantities during any specified period of time

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

as defined in the Joint Marketing Plan shall constitute a material breach of this AGREEMENT and shall entitle OV to terminate this AGREEMENT immediately, by giving written notice thereof to MDM at any time after the period in which MDM has failed to make its minimum purchase quantities pursuant to Section 15C of this AGREEMENT.

H: MDM has no authority to appoint any agents, sub-distributors or other persons to promote the sales of the PRODUCTS within the TERRITORY or to otherwise perform any of MDM's obligations hereunder to a third party and agrees to refrain from using such persons without the prior written approval of OV.

I: MDM shall comply with the Quality Terms and Conditions as set forth in Appendix E.

9.   DUTIES OF OV FOLLOWING APPOINTMENT OF MDM AS DISTRIBUTOR:
     ---------------------------------------------------------

A: In accordance with Section 7, OV will take responsibility to deliver the PRODUCT with any indications or markings that MDM, pursuant to Section 8B, informs OV are required by governmental authorities for approval of sales and distribution of the PRODUCTS in the TERRITORY.

B: OV shall manufacture and/or supply the PRODUCT in accordance with the Quality Terms and Conditions, as set forth in Appendix E, and shall deliver to MDM, subject to availability and in accordance with other provisions in this AGREEMENT, all PRODUCTS ordered by MDM during the DISTRIBUTION TERM.

C: OV shall provide MDM with reasonable access to and assistance of its technical, sales and service personnel, as OV deems appropriate. Such assistance shall be without charge to MDM except as otherwise has been mutually agreed upon in writing. OV will assist MDM in the organization of special workshops in the use of the PRODUCTS according to the marketing programs as referred to in this AGREEMENT.

10.  JOINT MARKETING PLAN:
     ---------------------

A: A joint marketing plan ("Joint Marketing Plan") shall be agreed upon separately by OV and MDM within thirty (30) days after the PRODUCT APPROVAL DATE and shall be added hereto by amendment to this AGREEMENT as APPENDIX F. The Joint Marketing Plan shall set forth, among other matters:

     1. Identification of key customers in the TERRITORY who may favorably influence acceptance of the PRODUCT in the TERRITORY, and approaching these key customers.
     2. Identification of customers and prospects, which MDM intends to approach to purchase and use the PRODUCTS.

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     3.   Steps MDM intends to take to introduce the PRODUCT into the market within the TERRITORY and reach the customers and prospects, such as its pricing policy, advertising program, participation in congresses, workshops and training of its personnel, users, training clinics, direct-mail activities, personal calls of its sales force, sponsored or co-sponsored seminars, symposia, clinical studies and trial projects.
     4.   Setting targets for minimal purchase quantities.
     5.   Establishment of reasonable levels of product inventories.
     6. Type and quality of support and cooperation from OV to assist MDM in its responsibility to execute the Joint Marketing Plan.

B: The Joint Marketing Plan shall cover an annual period commencing on December 1 each year and terminating on November 30 of the subsequent year. If the DISTRIBUTION TERM does not commence on December 1, the parties may agree on an abbreviated or an extended initial term.

The term of a Joint Marketing Plan does not limit OV's or MDM's right to terminate this AGREEMENT in accordance with Section 15 of this AGREEMENT.

C: MDM shall conduct its performance under this AGREEMENT in accordance with the terms of the Joint Marketing Plan then applicable.

11.  WARRANTIES AND LIMITATION OF LIABILITY
     --------------------------------------

A: OV warrants that the PRODUCTS are free from defects in materials and workmanship for their shelf life. Under no circumstances shall the warranty in this Section 11A apply to any PRODUCTS which have been mislabelled by MDM, misused, tampered with, used with unapproved assemblies, customized, modified or damaged. OV, as far as is possible under applicable law, expressly disclaims all other representations or warranties of any kind, express or implied by operation of law or otherwise, whether as to merchantability or fitness for a particular purpose or any other matter. The disclaimer contained in this Section 11A does not exclude or limit the application of any provision of any statute where such disclaimer would contravene that statute or cause any part of this Section 11A to be void.

B: With regard to breach of warranty and/or defects, OV's liability is expressly limited to the replacement of such defective PRODUCTS except as expressly set forth otherwise in Sections 7C and 12A. In the event such replacement is not successful, MDM shall have the right to reimbursement of the purchase price. OV shall not have the liability to MDM for incidential, consequential, indirect or contingent damages of any kind, including loss of profits, regardless of its legal basis therefor.

C: The obligation of OV for breach of warranty and/or defects shall not arise unless written notice of an alleged violation is made to OV within seven (7) days after MDM and/or its customer has or should have noticed the defect.

D: MDM shall indemnify and hold OV harmless from any claim arising for any warranty made or implied by MDM to the extent that it exceeds or differs from the warranty offered herein by OV.

12:  LIABILITY FOR DAMAGES AND INSURANCE:
     ------------------------------------

A: Subject always to the provisions of this Section set forth below, OV shall fully indemnify and hold MDM harmless from any third party claims resulting from OV's supplying PRODUCTS not in compliance with the warranties in Section 11 of this AGREEMENT. MDM shall fully cooperate with OV in order to establish all facts related to such claim.

B: OV shall be liable to MDM under this Section if and only if MDM has reported such damages to OV in writing within seven (7) days after a claim has been made that may lead to such damage.

C: MDM shall fully indemnify and keep OV free from any liability toward any third party claim to the extent that such liability relates to any act or omission to act of MDM, including but not limited to (i) breach of any of the provisions of this AGREEMENT, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by OV herein or otherwise in writing, (iv) services and instructions supplied by MDM or (v) violation by MDM of any applicable law, regulation or order in the TERRITORY.

D: MDM shall maintain in effect during the DISTRIBUTION TERM, and for a period of not less than two (2) years thereafter, appropriate liability insurance policies, including, without limitation, product and commercial liability insurance, with an internationally recognized carrier providing coverage of not
less than the equivalent of [    ], with the product liability insurance policy
                             ----
naming OV as an additional person insured. Copies of such policies shall be delivered to OV.

13.  TRADEMARKS, PROPRIETARY RIGHTS, CONFIDENTIALITY:
     ------------------------------------------------

A: MDM shall apply for the IMPORT LICENSE using a trademark which shall be mutually agreed upon by the parties hereto and owned by OV. OV hereby grants to MDM a license of any and all OV-owned rights in the trademark name as agreed upon for use by MDM in the inclusion in its applications for PRODUCT APPROVALS, and the trade dress of the PRODUCT (the "MDM Product Trademark") for use in connection with the sale of the PRODUCT in the TERRITORY, which MDM Product Trademark shall be prominently displayed on all PRODUCT packaging. Such license shall be exclusive for so long as MDM retains the exclusive rights to distribute the PRODUCT pursuant to Section 5 and shall become non-exclusive for the duration of the DISTRIBUTION TERM of this AGREEMENT at such time as such rights become non-exclusive, and, in any event, terminates upon termination of this AGREEMENT or the DISTRIBUTION TERM.

B: All trademarks, trade names, designs, logos and all goodwill existing and arising in the future in respect of such trademarks, trade names, designs and logos shall be and remain the property of OV. MDM recognizes that OV owns the trademarks, trade names, designs and logos used and related with the PRODUCT and/or that OV solely grants a non-exclusive right to use such trademarks, trade names, designs and logos for the PRODUCT to promote and sell the PRODUCT during the DISTRIBUTION TERM; provided that the right to use the MDM Product Trademark shall be exclusive for such time as set forth in Section 13A above. MDM's right to use these trademarks, trade names, designs and logos shall be limited to the use expressly permitted in this AGREEMENT and shall terminate immediately upon termination or expiration of this AGREEMENT or the DISTRIBUTION TERM.

C: MDM acknowledges that OV owns all patents, proprietary rights and copyrights to the PRODUCT and all artwork, graphics, advertising, trademarks and names used in conjunction therewith. All PRODUCT shall bear patent, proprietary rights and trademark notices in the manner and form prescribed by OV and all applicable local laws. Nothing provided herein shall be construed as an assignment or grant by OV of any of its proprietary rights or patents to MDM. MDM shall not copy or modify the PRODUCT or documentation related thereto, nor remove, alter or obscure any patent, proprietary rights or trademark notices embedded in or displayed in conjunction with the PRODUCT except as permitted by OV in writing.

D: All information or KNOW-HOW disclosed by OV or MDM to the other, whether directly or indirectly, in writing, orally or by drawings or inspection of documents, shall be treated as confidential information ("Confidential Information"), and the receiving party shall not use (other than in the performance of its obligations hereunder) or disclose such information to any third party without the prior written approval of the disclosing party, unless as required by law. In the course of performing this AGREEMENT, the parties may disclose to each other Confidential Information as may be necessary to further the purposes of this AGREEMENT. All Confidential Information disclosed hereunder shall remain the sole property of the disclosing party and the receiving party shall have no interest in or rights with respect thereto except as expressly set forth in this AGREEMENT. The parties agree to maintain all Confidential Information and to take all reasonable precautions to prevent any unauthorized disclosure of such information. The foregoing restrictions on appropriation and disclosure shall survive termination of this AGREEMENT. "Confidential Information" does not include any of the foregoing items which:

          (i)  prior to disclosure, is known to the public;
          (ii) after disclosure, becomes known to the public or otherwise ceases to be a trade secret, through no act or omission of the receiving party in violation of this AGREEMENT;

          (iii) is already rightfully in the receiving party's possession at the time of disclosure, as evidenced by written records of the receiving party, and is not subject to any confidentiality obligation; or
          (iv) is lawfully obtained by the receiving party from another person or entity which is independent from the information-disclosing party, in lawful possession of same and in whom the receiving party reasonably believes is not obligated to the disclosing party to keep the same confidential.

E: In the event of a breach of the foregoing provisions, the non-defaulting party shall be entitled to equitable and injunctive relieve in addition to any other available remedies.

14.  INFRINGEMENT:
     -------------

A: If MDM considers or becomes aware that a third party is infringing a patent with respect to the PRODUCT, it shall immediately notify OV and provide it with any evidence of such infringement which is reasonably available. OV shall have the right but not the obligation, at its own expense, to attempt to remove such infringement by commercially appropriate steps, including a lawsuit. If required by law, MDM shall join such suit as a party, at its expense. In the event OV notifies MDM of its election not to enforce the patent rights, or fails to take commercially appropriate steps with respect to such infringement within six (6) months following notice of such infringement, MDM shall have the right to do so at its expense.

B: Any amounts recovered by the party(ies) enforcing the patent rights pursuant to Section 14A, whether by settlement or judgment, shall be allocated between MDM and OV in such a manner as to reflect the parties' respective economic interests in the cessation of the infringement and the monetary damages that resulted from such infringement, after deduction of the enforcing party's(ies') reasonable expenses in making such recovery.

C: A party not enforcing the patent rights pursuant to Section 14A shall provide reasonable assistance to the other party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing party's reimbursement of any out-of-pocket expenses incurred by the other party.

D: Nothing contained herein shall be construed as a warranty or representation that any PRODUCT will be free from infringement of patents of third parties. If any warning letter or other notice of infringement is received by a party, or an action, suit, proceeding, inquiry or investigation is brought against a party alleging infringement of a patent of any third party in the manufacture, use or sale of the PRODUCT (an "Action"), the parties shall promptly discuss and decide the best way to respond. OV shall have the option to assume the defense of any such Action upon the delivery to MDM of written notice of its election so to do. After delivery of such notice, OV will not be liable to MDM for any fees of counsel subsequently incurred by MDM with respect to the same Action; provided that: (i) MDM shall have the right to employ MDM's counsel in any such Action at MDM's expense and (ii) if (A) the employment of counsel by MDM has been previously authorized by OV or (B) MDM shall have reasonably concluded that there may be a conflict of interest between OV and MDM in the conduct of any such defense. The costs incurred by OV in defending the Action will be allocated between MDM and OV in such a manner as to reflect the parties' respective economic interests in the patent rights at issue. If such Action results in a judgment or settlement which prevents the sale by MDM of the PRODUCT, this AGREEMENT shall terminate immediately and MDM shall cease all promotion, sale and advertising of the PRODUCT.

E: The provisions of this Section 14 shall survive the expiration or sooner termination of the Term of this AGREEMENT.

15.  TERM AND TERMINATION:
     ---------------------

A: Subject to the termination provisions set forth below, this AGREEMENT shall come into force on the EFFECTIVE DATE and shall remain in force for 10 years after the PRODUCT APPROVAL DATE, whereafter this AGREEMENT shall be automatically renewed for successive one (1) year periods unless either party gives written notice to the other of its intention not to renew this AGREEMENT at least three (3) months prior to the end of the initial and any extended term, as the case may be.

B: This AGREEMENT may be terminated immediately by either party by giving written notice in accordance with the terms of Section 21A hereof, if

(a) the other party should commit a material breach of any of the provisions of this AGREEMENT, which breach is not cured to the satisfaction of the non-breaching party within ten days after notice thereof is given to the breaching party,

(b) the other party shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against that other party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or any substantial part of its property,

(c) through no act or omission of the terminating party, the other party becomes subject to an administrative or judicial order: (i) for material violations of laws or regulations; (ii) that prevents it from performing hereunder; or (iii) that interferes with carrying out its duties hereunder,

(d) the other party goes into liquidation (except for the purposes of amalgamation or reconstruction in such manner that the company resulting therefrom effectively agrees to be bound by or assumes the obligations imposed on that other party under this AGREEMENT),

(e) anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party; or

(f)  the other party ceases, or threatens to cease, to carry on business.

C: In addition to the termination provisions above, OV shall be entitled to terminate the AGREEMENT immediately by giving written notice to MDM in accordance with the terms of Section 21A hereof, if (a) MDM breaches any provision of Section 2B or 2C of this AGREEMENT, or (b), there is at any time a material change in the management, ownership or control of MDM, or (c) MDM at any time challenges the validity of any intellectual property of OV, or (d) MDM fails to comply with the minimum purchase quantities targets, or (e) MDM and OV do not agree on new minimum purchase quantities, or (f) MDM fails to notify OV of the existence and content of any mandatory provision of the law in the TERRITORY or any other applicable law that conflicts with any provision of this AGREEMENT at the time of its execution or thereafter.

D: Termination of this AGREEMENT shall not prejudice any other right for remedy of either party in respect of any breach.

E: Upon the termination of this AGREEMENT for any reason:

(a) OV shall be entitled (but not obliged) to repurchase from MDM all or part of any stocks of the PRODUCT held by MDM at a price equal to the price paid by MDM to OV for such stocks, minus a reasonable restocking charge. OV shall, upon exercising such option, at the request of MDM fulfill MDM's outstanding and commercially reasonable commitments for PRODUCT where MDM has accepted orders from customers prior to the date of termination, unless the AGREEMENT terminated pursuant to Section 14D.

     If OV, in its sole discretion, does not exercise such option with respect to some or all of such unsold PRODUCT, MDM may sell any remaining PRODUCT for a period of sixty (60) days after termination or expiration of this AGREEMENT, unless the AGREEMENT terminated pursuant to Section 14D.

(b) MDM shall at its own expense and within thirty (30) days send to OV or otherwise dispose of in accordance with the directions of OV all samples of the PRODUCT and any advertising, promotional or sales material relating to the PRODUCT then in the possession of MDM.

(c) Outstanding unpaid invoices rendered by OV in respect of the PRODUCT shall become immediately due and payable by MDM and invoices in respect of PRODUCT ordered prior to termination, but for which an invoice has not been submitted shall be payable immediately upon submission of the invoice.

(d) MDM shall cease to promote, market or advertise the PRODUCT or to make any use of the trademarks, patents or other proprietary rights related thereto other than for the purpose of selling stock in respect of which OV does not exercise its right of repurchase; provided that MDM shall not sell any such stock in the event that the AGREEMENT terminated pursuant to Section 14D.

(e) Any and all trademark licenses and development, marketing, sales and distribution rights granted or proposed to be granted by OV to MDM for the PRODUCT in the TERRITORY shall immediately be null and void and, if applicable, revert back to OV. OV will thereafter be free to grant such rights to any other third party, and MDM shall provide to OV all clinical and other data generated during MDM's pursuit, securing and maintenance of PRODUCT APPROVALS.

(f) OV shall have the right (but not the obligation) to purchase from MDM all or part of MDM's rights in and to any of the MDM Inventions. OV may exercise such option by giving MDM notice thereof within 30 days after the date of termination of this AGREEMENT. In the event that the parties cannot agree on a purchase price for the MDM Inventions subject to OV's purchase option, the purchase price shall equal the fair market value thereof (as determined by a consulting or investment banking firm mutually agreed upon by the parties). The expense of any appraisal by such a consulting or investment banking firm shall be borne equally by OV and MDM.

(g) MDM shall refrain from making any further use whatsoever of OV's KNOW-HOW, patents, technology or MDM Product Trademark with respect to the PRODUCT, except when any use is required by a governmental authority within the TERRITORY. Upon the request of OV, MDM shall, promptly and free of charge, execute any document necessary to transfer to OV or its nominee any approvals, licenses, regulatory submissions and/or similar requests for approval then on file, whether approved or not, which approvals, licenses, submissions or requests are directed specifically to the use of the PRODUCT, and shall cooperate fully in assisting OV in obtaining the approval of the appropriate regulatory authorities to transfer such licenses, approvals, submissions or requests. Further MDM shall transfer to OV all data, information and other documents relative to any such PRODUCT applications, licenses or approvals.

(h) OV may sell or grant others the right to sell or otherwise commercialize the PRODUCT in the TERRITORY under any PRODUCT APPROVALS that have been obtained.

16.  FORCE MAJEURE:
     --------------

Except for the payment by MDM to OV in accordance with the conditions of sale for PRODUCT previously shipped by OV to MDM, neither party shall be responsible for, and the terms of this AGREEMENT shall be inapplicable to, any defaults or delays which are due to causes beyond the party's control, including but without limitation, acts of God or public enemy, acts or any order of a government, particularly full market approval by the MHW and other applicable Japanese agencies, or total or partial PRODUCT recall, fire, flood or other natural disasters, embargoes, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), shortages of fuel, power or raw materials, inability to obtain or delays of transportation facilities, incidents of war, or other events causing the inability of the party, acting in good faith with due diligence, to perform its obligations or otherwise refrain from committing a breach under this AGREEMENT; provided however, that if the failure or inability to perform or other breach caused by any of the foregoing events or conditions shall continue for one hundred eighty
(180) consecutive days, then either party shall have the right to terminate this AGREEMENT in accordance with the terms of Section 15 hereof.

17. OV's RESIDUAL RIGHTS:
    ---------------------

OV expressly reserves the right, directly or indirectly, to: (i) distribute or market the PRODUCT outside of the TERRITORY, and (ii) distribute or market any product(s) other than the PRODUCT in the TERRITORY.

18.  INDEPENDENT CONTRACTOR:
     -----------------------

Except as expressly provided herein, MDM shall be fully and solely responsible for the operation of its business, including compliance with all applicable laws, regulations, ruling and executive orders relating to importation, destination control, boycotts and related matters. This AGREEMENT shall not be deemed to create an employment, joint venture, partnership, franchise or agency relationship between the parties.

19.  AGREEMENT TO PURCHASE SHARES OF OV COMMON STOCK:
     ------------------------------------------------

Simultaneous with the execution and delivery of this AGREEMENT, MDM shall purchase $1,000,000 of shares of OV's common stock (the "Shares") pursuant to the terms of the Subscription Agreement attached hereto as Exhibit A (the "Subscription Agreement"). The purchase price for each Share shall equal the average of the closing sales prices of OV's common stock as reported on the NASDAQ National Market for the 20 trading days immediately prior to the EFFECTIVE DATE. The Shares shall be entitled to the registration rights as set forth in the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement"). MDM and OV shall execute and deliver the Subscription Agreement and the Registration Rights Agreement on the EFFECTIVE DATE.

20.  RIGHT OF FIRST NEGOTIATION FOR CORTOSS:
     ---------------------------------------

During the TERM of this AGREEMENT, in the event that OV desires to enter into a collaborative agreement to develop and commercialize its CORTOSS product in Japan (a

"CORTOSS Agreement"), OV shall, prior to entering into negotiations with other candidates, discuss with MDM the terms of a CORTOSS Agreement. If OV and MDM have not agreed upon the terms of a CORTOSS Agreement within thirty (30) days after the commencement of such discussions, OV shall thereafter have the right to enter into discussions or a definitive agreement with one or more third parties with respect to a CORTOSS Agreement.

21.  MISCELLANEOUS:
     --------------

A: NOTICES

All notices, demands or consents required or permitted under this AGREEMENT shall be in writing, in the English language and shall be delivered personally or sent by prepaid, internationally recognized overnight courier such as federal express, or by facsimile to the respective parties at the addresses set forth below or at such other addresses as shall be given by either party to the other in accordance with the terms of this Section 21A.

If to OV:

Orthovita, Inc.
Attn:  Bruce A. Peacock, Chief Executive Officer
45 Great Valley Parkway
Malvern, PA 19355 USA Facsimile: 610-640-2603

If to MDM:

Japan Medical Dynamic Marketing, Inc.
Attention:
12 Ichigayadaimachi, Shinjuku-Ku
Tokyo, Japan
Facsimile:

Notices shall be deemed to have been given (a) upon personal delivery, if delivered by hand, or (b) two business days after deposit with an international courier service, or (c) the next business day after sent by facsimile, provided that the sender receives confirmation of transmission.

B: AMENDMENTS

No amendment or modification of any provision of this AGREEMENT shall be effective unless in writing and signed by the party against whom such amendment or modification is sought to be enforced.

C: GOVERNING LAW

The validity, construction and performance of this AGREEMENT shall be governed by the laws of the Commonwealth of Pennsylvania of the United States, excluding its conflict of law rules. The parties hereby expressly exclude the application to this AGREEMENT, its execution, delivery and performance, of the United Nations Convention on Contracts for the International Sale of Goods, as amended.

D: SEVERABILITY

If any provision of this AGREEMENT shall be held by a court of competent jurisdiction to be contrary to the law, the contrary provision shall be severed from this AGREEMENT and the remaining provisions of this AGREEMENT shall remain in full force and effect, unless the provision so held to be illegal or unenforceable is also held to be a material part of this AGREEMENT.

E: DISPUTES; JURISDICTION

The parties agree to have eventual disputes arising between the parties concerning the validity, construction or effect of this AGREEMENT, or the rights and obligations created hereunder, to bring such disputes before a conciliation committee of executives, representing both parties that shall, within fourteen
(14) days after being informed of the dispute, attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration before legal steps are taken.

Any and all differences, disputes, controversies or claims arising out of or in connection with this AGREEMENT, or the breach, termination or invalidity of this AGREEMENT, which is not resolved through good faith discussions between the parties shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Philadelphia County, Pennsylvania. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such courts are a proper venue for resolving all claims, disputes or causes of action relating to or arising out of this AGREEMENT.

F: ENTIRE AGREEMENT

This AGREEMENT, including the Appendices and Exhibits hereto, constitutes the entire agreement between parties concerning the subject hereof and supersedes all prior or contemporaneous oral or written communications with respect thereto; provided, however, that the provisions on confidentiality set forth in paragraph 3 of the Letter of Intent between OV and MDM dated February 14, 2001, as amended on March 2, 2001, shall continue in full force and effect.

G: ASSIGNMENT

A party shall not assign or otherwise deal with this AGREEMENT or any right or obligation under this AGREEMENT without the prior written consent of each other party, which shall not be unreasonably withheld; provided that this AGREEMENT shall be binding upon, and inure to the benefit of, any successor-in-interest to OV or purchaser of OV's rights in and to the PRODUCT.

H: WAIVER

The failure or delay of a party at any time to require performance of any obligation under this AGREEMENT, or to exercise any rights, powers or remedies hereunder, is not a waiver of that party's right:

(a)  to claim damages for breach of that obligation; and

(b) at any other time to require performance of that or any other obligation under this agreement unless written notice to that effect is given.

I: COUNTERPARTS

This AGREEMENT may be executed in any number of counterparts.

J: COSTS

Each party must bear its own costs of negotiating, preparing and executing this AGREEMENT.

K: ANNOUNCEMENTS

Except as required by applicable law, neither OV nor MDM shall make any publicity, news release or other public announcement, written or oral, relating to this AGREEMENT or activities performed hereunder, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

L: INTERPRETATION

In this AGREEMENT:

     (h) (a) if a day for payment under this AGREEMENT falls on a day which is not a business day, payment is due on the next business day; and

(b) the English version of this AGREEMENT is controlling.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the Effective Date.

Orthovita, Inc.                          Japan Medical Dynamic Marketing, Inc.


By:  /s/ Bruce A. Peacock                By:  /s/ Yasuo Watanabe
     -------------------------                -----------------------
     Name:   Bruce A. Peacock                 Name:  Yasuo Wantabe
     Title:  President                        Title: President

                                   Appendix B

                               CONDITIONS OF SALE

General conditions of sale:

All prices are ex-works US warehouse and are strictly net, exclusive Import Taxes or Tarriffs and subject to change with advance notice as defined in section 6. Handling, freight and transport insurance to the warehouse of the distributor are to be paid by the buyer, collect. Notwithstanding the issue of this price-list only the order-confirmation from Orthovita will show the actual prices and conditions valid at the time of placing the order and is the basis of the acceptance of the order for execution by Orthovita. Return of goods for credit or exchange is not accepted without authorization. Payment term: 30 days net.

Orders to be placed with Orthovita, Inc. via written notice. Orders may be sent via E-mail to: CustomerService@orthovita.com or via facsimile to
               -----------------------------
+1.610.640.2603. Orders will be confirmed with MDM prior to shipment as defined in section 7 of this agreement.

                                   Appendix C

                                 SPECIFICATIONS

Vitoss Cancellous Bone Void Filler; a B-TCP highly porous synthetic bone graft material.

                                   Appendix D

                              STORAGE/INSTRUCTIONS

Vitoss: Ambient Storage in accordance with Package Insert (Instructions for
Use).

                                   Appendix E

                          QUALITY TERMS AND CONDITIONS

1.   Regulatory Compliance

A: Subject to MDM'S fulfillment of its duties under Sections 8A and 8B of the AGREEMENT, OV shall provide all PRODUCT in conformity with the provisions of all laws and regulations of the TERRITORY, including subsequent amendments thereto, applicable to the PRODUCT.

B: OV will provide the PRODUCT with labeling in the appropriate language(s), or with recognized or standardized symbols, as required by the law of the TERRITORY upon prior information thereof by MDM.

C: OV shall make available upon request of MDM declarations of conformity and certificates approving the sale of the PRODUCT in the TERRITORY, if applicable.

D: OV will provide MDM the technical file information in a timely manner when requested by the competent authorities.

E: MDM shall ensure that no incorrect or misleading information on the PRODUCT is given. MDM may not in any way try to change the perception of the intended use of the PRODUCT.

F: MDM shall obtain and maintain, at its sole expense, all local government licenses, product registrations and other approvals, authorizations and consents necessary for the import, marketing, sale and use of the PRODUCT in the TERRITORY, which may from time to time be required by the law in the TERRITORY. OV shall provide MDM with information reasonably necessary to obtain such approvals. Where permitted by law, the originals of all approvals shall be forwarded to OV.

G: If required by country regulations or laws, MDM will notify, at its own expense, its competent authority when devices are placed on the market.

2.   Complaints, Market Surveillance and Recall

MDM shall report to OV all customer product complaints and medical complaints so that all necessary investigations and actions can taken place. MDM's obligation to report such customer complaints and medical complaints are set forth as follows:

A: OV will provide MDM in writing the results of any investigations it performs. MDM is responsible to provide answers in the appropriate way to its customers.

B: MDM, when aware of a product complaint or a medical complaint by any communication means (phone, fax, letter, e-mail), must notify OV within three
(3) days after MDM has become aware of the complaint.

C: As OV's authorized representative in the TERRITORY, MDM shall be responsible for reporting the complaint to the competent authority of the TERRITORY in compliance with the applicable regulations or laws, and shall promptly notify OV of any such report.

D: MDM shall ensure the follow-up of the complaint with the competent authority of the TERRITORY.

E: As OV's authorized representative, MDM shall:

     .    evaluate and confirm the classification of the product complaint;
     .    determine if a product complaint may lead to a field corrective action
          (FCA) and perform a close investigation with the manufacturing unit for such decision;
     . ensure that OV gets all required information to respond to the competent authority and to the customer(s) in a timely fashion;
     . release the English version of the report to be issued to the competent authority.

F: MDM shall have written procedures covering the handling of customer product complaints, and shall train its employees on this procedure prior to allowing any such employee to engage in the sale or promotion of the PRODUCT.

G: On a quarterly basis, MDM will provide OV with a report containing the list of all complaints received including code number, with the lot number information, complaint reason, and complaint status (open or closed). Such report may be in the form of a table.

H: MDM shall establish, maintain and make available to OV's representatives during the DISTRIBUTION TERM and for five (5) years after the end of the calendar year in which the sales were made thereafter complete and accurate records, including a register of lot numbers, catalog numbers, and individual product numbers and customer names and addresses for all PRODUCTS sold by MDM in order to assist OV in the event of a field corrective action (FCA) such as product recall or advisory notice. If the customer is not the end-user of the PRODUCTS, MDM shall require the customer to maintain a similar register, including the names and addresses of the end-users. In addition, MDM shall maintain a listing of PRODUCTS by lot number and location, where applicable.

I: MDM will not initiate a field corrective action (FCA) without the written approval of OV, except if urgently requested by a competent authority. If this happens, MDM shall immediately notify OV in writing.

J: Notification of product recall to the competent authority of the TERRITORY shall be performed by OV. As OV's authorized representative in the TERRITORY, MDM shall assist OV in such process. OV shall approve an English version of notification text

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before release. If required by the competent authority of the TERRITORY, translation of the reporting text will be performed by OV.

K: MDM shall have written procedures covering field corrective action activities, and shall train its employees on this procedure prior to allowing any such employee to engage in the sale or promotion of the PRODUCT.

3. Inspection

A: MDM will keep written reports of all inventory and sales of the PRODUCT with their respective lot number registrations. At OV's request, MDM shall make such records available for inspection by an independent agent selected by OV as further specified below under 3B of this Appendix.

B: OV has appointed as their authorized representative for all competent authority matters an independent agent:
                                       -----------------------------------------

C: If OV or its independent agent, as specified above, fails to determine from inspection of the records provided by MDM that MDM has maintained reasonable quality assurance and lot number registration as specified above under 3A of this Appendix, OV shall have the right to terminate this AGREEMENT in accordance with the provisions of Section 15.

D: OV or its notified body has the right, with reasonable notification, to inspect MDM's facility for the purpose of evaluating the adequacy of the storage facility, condition of the PRODUCT inventory and quality systems. OV or its notified body will provide a formal written report indicating nonconformances observed. If MDM fails to correct any nonconformances within a reasonable time, OV shall have the right to terminate this AGREEMENT with immediate effect.

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                                   Appendix F

                              JOINT MARKETING PLAN

1. Key customers in the TERRITORY who may favorably influence acceptance of the PRODUCTS in the TERRITORY, and method of approaching these key customers.

2.   Plan to introduce product to market:

3.   Programs to be initiated:

4.   Key meetings to attend:

5. Forecast for Purchases by quarter for following year and expectations (rough estimates) for following 3 years by quarter.

6.   Training schedule.

7.   Estimate of reasonable levels of product inventories.

8. Type and quality of support and cooperation from OV to assist DISTRIBUTOR in its responsibility to execute the Joint Marketing Plan.

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                                    Exhibit A

                             SUBSCRIPTION AGREEMENT

                                                                              31
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                                    Exhibit B
                          REGISTRATION RIGHTS AGREEMENT

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